To:

Board of Directors and Shareholders
American Lorain Corporation

Consent of Independent Registered Public Accounting Firm

We hereby consent to your disclosure of our audit report dated February 18, 2009 on the consolidated financial statements as of and for the years ended December 31, 2008 and 2007, of American Lorain Corporation, in the Registration Statement on Form S-1.

For the purpose of the aforesaid Form S-1, we also consent to the reference of our firm as "Experts" under the Experts' caption, which, in so far as applicable to our firm means accounting experts.

/s/ Samuel H. Wong & Co., LLP
South San Francisco, California	Samuel H. Wong & Co., LLP
December 17, 2009	Certified Public Accountants